Exhibit 99.1

PDL, Inc. and Associates, Limited Copartnership

Financial Statements for the Years Ended December 31, 2003, 2002 and 2001 and Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

PDL, Inc. and Associates,
Limited Copartnership

We have audited the accompanying balance sheets of PDL, Inc. and Associates, Limited Copartnership (the “Partnership”) as of December 31, 2003 and 2002, and the related statements of operations and partners’ deficiency and of cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Partnership at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
Stamford, Connecticut
March 23, 2004

PDL, INC. AND ASSOCIATES, LIMITED COPARTNERSHIP

BALANCE SHEETS DECEMBER 31, 2003 AND 2002

ASSETS	2003	2002

CASH AND CASH EQUIVALENTS	$1,097,648	$1,216,333

ACCOUNTS RECEIVABLE - Net of valuation allowance of $61,429	55,638	71,155

in 2003 and $77,930 in 2002

PROPERTY - Net of accumulated depreciation of $3,619,297 in 2003	4,295,672	4,471,850
and $3,308,503 in 2002

CASH IN ESCROW	621,367	575,998

PREPAID EXPENSES	122,627	228,207

DEFERRED MORTGAGE COSTS - Net of accumulated
amortization of $211,263	226,295	270,954

TOTAL	$6,419,247	$6,834,497

LIABILITIES AND PARTNERS’ DEFICIENCY

ACCOUNTS PAYABLE	$115,367	$122,135

ACCRUED EXPENSES	322,260	370,986

OTHER LIABILITIES	314,039	297,225

MORTGAGE PAYABLE	16,531,798	16,737,569

Total liabilities	17,283,464	17,527,915

PARTNERS’ DEFICIENCY	(10,864,217)	(10,693,418)

TOTAL	$6,419,247	$6,834,497

See notes to financial statements.

PDL, INC. AND ASSOCIATES, LIMITED COPARTNERSHIP

STATEMENTS OF OPERATIONS AND PARTNERS’ DEFICIENCY YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001

INCOME:
Rent	$4,637,093	$4,304,830	$4,192,844
Other	79,420	96,783	80,254

Total income	4,716,513	4,401,613	4,273,098

EXPENSES:
Interest	1,244,476	1,259,676	1,273,260
Utilities	603,340	551,205	550,754
Depreciation	310,794	310,924	313,406
Repairs and maintenance	313,406	318,069	293,531
Real estate taxes, other taxes and fees	277,551	263,562	262,926
Insurance	224,777	196,925	128,226
Management fees	154,506	130,687	126,326
Rental expenses, including commissions	72,055	80,787	76,652
Security services	72,212	72,270	72,270
Salaries and wages	70,472	71,783	68,864
Amortization of mortgage costs	44,658	42,024	39,535
Other	38,602	36,927	33,117
Parking	23,040	23,040	21,960
Professional services	23,005	17,475	21,702
Provision for bad debts—net of recoveries	24,418	16,752	(5,789)

Total expenses	3,497,312	3,392,106	3,276,740

NET INCOME	1,219,201	1,009,507	996,358

PARTNERS’ DEFICIENCY—Beginning of year	(10,693,418)	(10,732,925)	(10,865,283)

DISTRIBUTIONS	(1,390,000)	(970,000)	(864,000)

PARTNERS’ DEFICIENCY—End of year	$(10,864,217)	$(10,693,418)	$(10,732,925)

See notes to financial statements.

PDL, INC. AND ASSOCIATES, LIMITED COPARTNERSHIP

STATEMENTS OF CASH FLOWS YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,219,201	$1,009,507	$996,358
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	355,452	352,948	352,941
Provision for bad debts	24,418	16,752	(5,789)
Changes in assets and liabilities:
Increase in notes and accounts receivable	(8,901)	(25,133)	(7,066)
Decrease (increase) in prepaid expenses	105,581	(125,613)	31,827
Increase in cash in escrow	(45,369)	(26,711)	(87,335)
(Decrease) increase in accounts payable	(6,768)	3,166	(20,757)
(Decrease) increase in accrued expenses	(48,726)	6,869	44,456
Increase (decrease) in other liabilities	16,814	(10,575)	(13,772)

Net cash provided by operating activities	1,611,702	1,201,210	1,290,863

CASH FLOWS FROM INVESTING ACTIVITIES:
Building additions and improvements	(134,616)	(125,008)	(86,985)

CASH FLOWS FROM FINANCING ACTIVITIES:
Mortgage principal payments	(205,771)	(190,981)	(177,254)
Distributions to partners	(1,390,000)	(970,000)	(864,000)

Net cash used in financing activities	(1,595,771)	(1,160,981)	(1,041,254)

NET (DECREASE) INCREASE IN CASH
AND CASH EQUIVALENTS	(118,685)	(84,779)	162,624

CASH AND CASH EQUIVALENTS - Beginning of year	1,216,333	1,301,112	1,138,488

CASH AND CASH EQUIVALENTS - End of year	$1,097,648	$1,216,333	$1,301,112

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:

CASH PAID FOR INTEREST	$1,245,362	$1,260,498	$1,274,021

See notes to financial statements.

PDL, INC. AND ASSOCIATES, LIMITED COPARTNERSHIP NOTES TO FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General - PDL, Inc. and Associates, Limited Copartnership (the “Partnership”) was formed in June of 1990. The general partner is PDL, Inc., a wholly-owned subsidiary of Presidential Realty Corporation. The primary asset of the Partnership is an office building located in Hato Rey, Puerto Rico, known as Home Mortgage Plaza.

Income Taxes - No provision has been made for income taxes because, as a partnership, such taxes are the responsibility of the individual partners.

Property - Property, principally a building, is stated at cost less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, generally ten to thirty-one years. Repairs and maintenance are charged to operations as incurred.

The Partnership reviews its investment in its property for possible impairment at least annually, and more frequently if circumstances warrant. Impairment is determined to exist when estimated amounts recoverable through future operations on an undiscounted basis are below the property’s carrying value. If the property is determined to be impaired, it would be written down to its estimated fair value. No impairment exists at December 31, 2003 and 2002.

Deferred Mortgage Costs - Deferred mortgage costs are amortized over the term of the mortgage using the interest method.

Use of Estimates - The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents - For the purposes of this statement, the Partnership considers liquid investments purchased having a maturity of three months or less to be cash equivalents.

Cash in Escrow - Cash in escrow is restricted deposits held by the mortgagee for payments of real estate taxes, insurance, leasing commissions and replacements for the property.

Revenue Recognition - The Partnership acts as a lessor under operating leases with rental revenue recognized on a straight-line basis over the related lease term.

2. MORTGAGE PAYABLE

The building is subject to a mortgage payable dated April 1998 with an original principal balance of $17,500,000. The non-recourse mortgage bears interest at a rate of 7.38% per annum until May 11, 2008, at which time it is the intent of management to repay the outstanding principal balance through a refinancing of the property. However, the maturity date of the mortgage is May 11, 2028 and if the mortgage is not repaid in 2008, the interest rate will be increased by 2% and additional repayments will be required from the surplus cash flows from the operations of the property (after payment of operating expenses) which will be applied to the outstanding principal amount.

Scheduled principal payments on the mortgage payable are as follows:

2004	$218,129
2005	238,601
2006	257,079
2007	276,988
2008 and thereafter	15,541,001

$16,531,798

3. RELATED PARTY TRANSACTIONS

Included in the statement of operations and partners’ deficiency are $15,000, $15,000 and $12,500 of general partner administrative fees for the years ended December 31, 2003, 2002, and 2001, respectively.

4. MINIMUM FUTURE RENTAL INCOME

The Partnership is the lessor for various commercial tenants under non-cancelable operating leases.

The future non-cancelable lease payments are as follows:

2004	$2,994,549
2005	1,154,408
2006	572,422
2007	314,741
2008 and thereafter	129,997

$5,166,117

******
- 6 -